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                                  EXHIBIT 99.2





FOR IMMEDIATE RELEASE



Contacts:

          Knox Richardson                   Jennifer J. Bourgoin
          Phase Two Strategies              Platinum Software Corporation
          415/772-8450                      888/450-4520
          knox_richardson@p2pr.com          jbourgoin@platsoft.com



                         Platinum Software Corporation
                        Completes FocusSoft Acquisition



          Combined Product Lines Give Platinum Software Compelling Midmarket ERP Solution for Microsoft Windows NT/SQL Server Platform





IRVINE, Calif., (Nov. 17, 1997) - Platinum(R) Software Corporation (NASDAQ:
PSQL), today announced the completion of its acquisition of FocusSoft Inc., of Louisville, Kentucky. The closing took place on Friday, Nov. 14, 1997. Platinum Software Corporation is a leading provider of midmarket business applications including financial accounting and customer management software. FocusSoft is a leading provider of midmarket manufacturing and distribution software solutions. On Nov. 4, 1997, Platinum Software announced that it had entered into a definitive agreement to acquire FocusSoft, demonstrating Platinum Software's continued commitment and progress toward delivering on its corporate strategy to offer integrated business applications to midmarket customers.

         "Platinum Software has assembled a unique midmarket ERP (enterprise resource planning) offering which is equally strong in accounting and manufacturing functionality. Platinum(R) SQL, winner of the Microsoft Industry Solutions Award for Best Functionality in Accounting, is a powerful combination with FocusSoft's comprehensive Millenia manufacturing and distribution applications," said Bill Pieser,









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                       Platinum Software Completes FocusSoft Acquisition - p. 2




senior vice president of marketing and business development. "With Platinum's acquisition of Clientele in June, along with today's FocusSoft acquisition, our midmarket ERP suite will deliver enhanced integration between customer management, accounting and manufacturing/distribution."



POSITIVE CUSTOMER ENDORSEMENT

         For more than three years, FocusSoft has worked closely with Platinum Software as an integrated third-party software application. This ongoing relationship has delivered 15 joint customers using FocusSoft's Millenia, an integrated client/server application suite designed for manufacturing and distribution industries, integrated with Platinum SQL, a leading client/server financial application suite. Millenia and Platinum SQL both leverage the technology of Microsoft(R) BackOffice(TM) -- Microsoft(R) SQL Server(TM) and Windows NT(R).

         Princeton Instruments is a leading developer of scientific measuring equipment and high performance cameras used for scientific research in more than 25 countries. To streamline their manufacturing and distribution operations and more accurately track their finances, Princeton conducted an extensive search for a comprehensive solution based on the latest technology -- choosing Microsoft SQL Server, Microsoft Windows NT, Platinum SQL and Millenia.

         "Platinum Software Corporation and FocusSoft both have the technical expertise and the extensive experience with Microsoft SQL Server that we were looking for," said Tom Wisner, controller for Princeton Instruments. "Through this acquisition, we anticipate a great combination of the strength of Platinum Software's service and support with the flexible and scalable FocusSoft product."

         Harden Manufacturing Corporation, a manufacturer of bedroom and occasional furniture, distributes their products to retailers worldwide. Harden Manufacturing uses Platinum SQL and Millenia at all five manufacturing factories.

         "The links between the two software applications provide us an integrated manufacturing and financial system with an easy-to-use interface," said Gene Matthews, vice president and chief financial officer for Harden Manufacturing Corporation. "We are always proactive in getting the best for our company, and





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                        Platinum Software Completes FocusSoft Acquisition - p. 3


Platinum SQL and Millenia running on the Microsoft BackOffice platform render a powerful, scalable solution that will continue to grow with our company."

ACQUISITION TRANSACTION DETAILS

         Platinum Software will issue up to 2.7 million shares of common stock for all the outstanding shares and stock options of FocusSoft. The acquisition is structured as a merger and is being accounted for as a pooling of interests.

ABOUT PLATINUM SOFTWARE CORPORATION

         Platinum Software Corporation develops and markets leading client/server software products for corporations worldwide. The company's products enable organizations to scale their technology investments to meet the changing needs of their businesses. Founded in 1984, Platinum Software is based in Irvine, California. More information about Platinum Software Corporation and its products and services is available at the Platinum World Wide Web site


                                     # # #


Platinum is a registered trademark of Platinum Software Corporation. FocusSoft is a trademark of FocusSoft, a subsidiary of Platinum Software Corporation. Microsoft, Windows, BackOffice and Windows NT are registered trademarks of Microsoft Corporation in the United States and/or other countries. All other company and product names mentioned in this document are trademarks of the respective companies with which they are associated and are acknowledged.



Certain of the statements contained in this press release are forward-looking statements which involve a number of risks and uncertainties that could cause actual results to differ materially. Specifically, comments related to the timing of integration between Platinum and FocusSoft products is subject to a number of risks and uncertainties. Some factors impacting the accuracy of the forward-looking statement include: unexpected delays in integrating Platinum and FocusSoft products; rapid technological change; frequent new product introductions and other factors which may be discussed from time to time in the Company's SEC filings. For a more detailed description of the risk factors associated with the Company, please refer to the Company's Form 10-Q for the quarter ending Sept. 30, 1997.